Exhibit 99.1

Wize Pharma’s Takeover Offer for Cosmos Capital Declared Unconditional

Transaction expected to close on March 9, 2021

HOD HASHARON, Israel, February 16, 2021 - Wize Pharma, Inc. (OTCQB: WIZP), a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced that it has declared its previously announced off-market takeover offer (“Offer”) for all of the ordinary shares in Cosmos Capital Limited, a leading digital infrastructure provider based in Sydney, Australia (“Cosmos”), free from all of the conditions set out in the Offer and, accordingly, the Offer has become unconditional. A formal notice of the unconditionality of the Offer, as required under section 650F of the Corporations Act 2001 (Australia), is attached as Annexure A below.

Based on, among others, information provided by Automic Pty Ltd., the depositary for the Offer, holders of approximately 94.5% of Cosmos shares, accepted (or undertook to accept) the Offer as of 7.00pm (Sydney time) on February 15, 2021. Accordingly, and since the minimum acceptance condition of 90% was essentially satisfied, Wize has determined to declare the Offer unconditional and plans to consummate the transactions contemplated by the Bid Implementation Agreement between Wize and Cosmos, dated December 30, 2020 (as amended, the “BIA”) on or about March 9, 2021 (the “BIA Closing”).

The Offer will currently remain open for acceptance until 7.00pm (Sydney time) on March 11, 2021 (but Wize may determine to extend such period, even after the BIA Closing, in order to allow additional Cosmos shareholders to accept the Offer). Wize strongly encourages all remaining Cosmos shareholders to accept the Offer.

Noam Danenberg, CEO of Wize, stated, “We are very pleased that holders of nearly all Cosmos shares have accepted Wize’s off-market takeover offer. We strongly believe the transaction will maximize value for shareholders of both Wize and Cosmos and we look forward to the closing of the transaction before the end of the first quarter.”

James Manning, CEO and founder of Cosmos, commented, “This shareholder acceptance brings Cosmos one step closer to being a publicly traded company as blockchain technology and cryptocurrencies continue to gain value and recognition both in industry and the capital markets.”

About Wize Pharma

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including dry eye syndrome (DES). Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCh and Sjögren’s syndrome (Sjögren’s).

Wize recently reported topline results from its Phase IV clinical trial of LO2A for the symptomatic treatment of DES in patients with Sjögren’s syndrome, in which LO2A met its primary endpoint of non-inferiority vs. comparator. LO2A demonstrated clinically meaningful improvement in both the signs and symptoms of DES in patients suffering from Sjögren’s. A numeric advantage was evident in both the signs and symptoms of DES for patients using LO2A vs. the comparator in the subgroup of patients with primary Sjögren’s.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES, CCh and Sjögren’s and in the Netherlands for the treatment of DES and Sjögren’s.

About Cosmos Capital

Cosmos Capital is a digital infrastructure provider, with diversified operations across Cryptocurrency Mining and Digital Asset Management. Headquartered in Sydney, Australia and operating across the USA and Australia, Cosmos’ mission is to build a bridge between the rapidly emerging digital asset industry and traditional capital markets, with a strong focus on shareholder returns. Cosmos matches energy infrastructure with next-generation mobile data centre solutions, enabling the proliferation of blockchain technology. Cosmos is an unlisted Australian public company.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. For example, when we discuss the expected closing of the Offer and the BIA, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that we will not consummate the transactions with Cosmos or, if we do consummate such transactions, that we will not receive the benefits we planned to achieve from such transactions; the possibility that Wize will enter into a transaction with respect to its LO2A business that will ultimately benefit holders of the CVRs; our expectations regarding the capitalization, resources and ownership structure of the post-closing combined company; the nature, strategy and focus of the post-closing combined company; the executive officer and board structure of the post-closing combined company; and the expectations regarding acceptance of the Offer by the Cosmos shareholders. More detailed information about the risks and uncertainties affecting Wize is contained under the heading “Risk Factors” included in Wize’s Annual Report on Form 10-K filed with the SEC on March 30, 2020, and in other filings that Wize has made and may make with the SEC in the future. Wize and/or Cosmos may not actually consummate the proposed transaction, or any plans or product development goals in a timely manner, if at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Wize and Cosmos undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

The contents of any website or hyperlinks mentioned in this press release are for informational purposes and the contents thereof are not part of this press release.

For all investor enquiries, please contact:

Or Eisenberg

Chief Financial Officer

+972-72-260-0536

or@wizepharma.com

Annexure A

Cosmos Capital Limited ACN 636 458 912

Offer for ordinary shares by Wize Pharma, Inc

Notice under section 650F of the Corporations Act 2001

Wize Pharma, Inc (Wize) has made offers under an off-market takeover bid (Offers) for all of the ordinary shares in Cosmos Capital Limited ACN 636 458 912 (Cosmos). The Offers are contained in Wize’s bidder’s statement dated 1 February 2021 (Bidder’s Statement).

Wize gives notice under section 650F(1) of the Corporations Act 2001 (Cth), declaring that each of those Offers and each contract formed by the acceptance of those Offers are free from each of the conditions contained in section 12 of the Bidder’s Statement.

At the date of this notice the voting power of Wize in Cosmos was approximately 94.56%.

Dated: 16 February 2021

For and on behalf of Wize Pharma, Inc

3